ARTICLES OF AMENDMENT

Pursuant to the provisions of RCW 23.90.040, the following Articles of Amendment to the Declaration of Trust of Saturna Investment Trust, are herewith submitted for filing.

ARTICLE 1. The name of the Washington Business Trust is:

SATURNA INVESTMENT TRUST

ARTICLE 2. The Declaration of Trust is amended as set forth below by the addition of two additional series of shares of beneficial interest, as follows:

The name of the two series shall be

SATURNA SUSTAINABLE EQUITY FUND

And

SATURNA SUSTAINABLE BOND FUND

  The initial investment policies with respect to the assets allocated to each series shall be as set forth on Exhibit I attached hereto and made a part hereof.
  Each share of a series shall have the same rights and pro rata beneficial interest in the assets and liabilities of the series as any other share. Any dividends paid on shares of a series shall only be payable from and to the extent of the assets (net of liabilities) belonging to that series. In the event of liquidation of a series, only the assets after payment of its liabilities shall be distributed to the owners of shares of that series.
  Each share shall have no rights of preemption, and shall have all rights of redemption, repurchase, conversion, liquidation and voting that apply to that series as set forth in the Declaration.
  All consideration received by the Trust for the issue or sale of shares of a series, together with all assets in which such consideration is invested or reinvested, all income, earnings, and proceeds thereof, and any funds derived from any reinvestment of such proceeds, shall irrevocably belong to that series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of the Trust.
  The assets belonging to a series shall be charged with the liabilities, expenses, costs and reserves of the Trust attributable to that series; any general liabilities, expenses, costs, and reserves of the Trust which are not readily identifiable as attributable to a series, but which are allocated by the Trustees to a series in such manner and on such basis as they, in their discretion, deem fair and equitable, shall be conclusive and binding upon that series for all purposes.

ARTICLE 3. The date of adoption of the amendment was:

December 16, 2014

ARTICLE 4. The amendment was adopted by:

By initial proposal to and resolution of the Board of Trustees

I certify that I am an officer of the above named Trust and am authorized to execute these Articles of Amendment on behalf of the Trust.

DATED this 18th day of December, 2014.

/s/ Ethel B. Bartolome

Ethel B. Bartolome, Secretary
Saturna Investment Trust

EXHIBIT I
to
Articles of Amendment of
Saturna Investment Trust

The objective of Saturna Sustainable Equity Fund ("Equity Fund") is capital appreciation. Equity Fund invests in equities of companies throughout the world that meet financial, sustainable, and responsible investment criteria.

The Equity Fund diversifies its investments across industries, companies, and countries, and generally follows a large and mid-cap value investment style. The Fund looks for well-seasoned companies expected to grow revenues and earnings, favoring companies trading for less than the adviser's assessment of intrinsic value, which typically means companies with low price/earnings multiples, strong balance sheets, and higher dividend yields.

Under normal circumstances, Equity Fund limits its investments as follows:

  No more than 40% in equities of a single country
  No more than 30% in equities of developing countries (countries not members of The Organisation for Economic Co-operation and Development (OECD))
  No hedges, derivatives, credit default swaps, or other leveraged transactions.

The objective of Saturna Sustainable Bond Fund ("Bond Fund") is current income and capital preservation. Bond Fund invests in bonds of issuers located throughout the world, with at least 65% of assets rated within the four highest grades (Aaa, Aa, A or Baa). The Bond Fund may invest in unrated and other high-yield securities. The Bond Fund seeks to invest in sustainable and responsible issuers that demonstrate positive characteristics in areas of the environment, social responsibility, and governance ("ESG"). The Bond Fund also considers financial criteria when determining sustainable investments.

The Bond Fund's investments include:

  Corporate bonds;
  Collateralized or securitized bonds, such as Asset-backed securities, Mortgage-back securities, and Commercial mortgage-backed securities;
  Government and municipal securities;
  High-quality commercial paper; and
  Bank obligations, including repurchase agreements, of banks having total assets in excess of $1 billion.